Exhibit 99.1

Sunlight Financial Emerges from Restructuring Process

NEW YORK & CHARLOTTE, NC, December 7, 2023 – Sunlight Financial Holdings Inc. (“Sunlight Financial”, “Sunlight” or the “Company”), a technology-enabled point-of-sale finance company, today announced that it has successfully completed its Chapter 11 restructuring process and emerges as a stronger company with a clear vision for the future.

Sunlight’s acquisition by a consortium of established investors in the solar energy industry, including an affiliate of Greenbacker Capital Management, Sunstone Credit, IGS Ventures, and others (collectively, “ED Umbrella Holdings, LLC” or “the Consortium”), as well as its secured lender, Cross River Bank (“CRB”), is also now complete. The Consortium and CRB now own shares of capital stock representing 100% of the ownership of the Company.

“As long-term investors in the solar energy space, the members of the Consortium understand the value and impact Sunlight brings to our industry,” said Benjamin Baker, Managing Director of Greenbacker. “We’re excited for the future of Sunlight and look forward to expanding the company’s work with its installer partners to ensure they can secure quick and efficient loans for their solar and home improvement customers.

“I am proud of everything Sunlight has accomplished so far and believe wholeheartedly in its future,” said Josh Goldberg, Sunstone Credit Co-Founder and CEO. “And, on a personal note, I’m thrilled to be back with the Company and appreciate the opportunity to help foster its growth in this new era.”

Sunstone Credit, one of the members of the Consortium, was co-founded by Josh Goldberg and Wilson Chang, who also were among the co-founders of Sunlight in 2014.

In addition to the new ownership structure, the emergence allowed Sunlight to recapitalize. With the new capital, the Company will soon announce several initiatives to help installers sell more solar, including a price reduction on higher coupon loans; faster loan review and approval times; more time for homeowners to make their first loan payments; and a new Sunlight Rewards campaign for sales representatives. Details of these initiatives will be released in the coming weeks and months.

Additional Information

Additional information is available on Sunlight’s restructuring website at www.omniagentsolutions.com/sunlight.

Weil, Gotshal & Manges LLP, Guggenheim Securities, LLC, and Alvarez & Marsal North America, LLC, advised Sunlight in connection with its chapter 11 cases.

About Sunlight Financial

Sunlight Financial is a technology-enabled point-of-sale finance company. Sunlight partners with contractors nationwide to provide homeowners with financing for the installation of residential solar systems and other home improvements. Sunlight’s best-in-class technology and deep credit expertise simplify and streamline consumer finance, ensuring a fast and frictionless process for both contractors and homeowners. For more information, visit www.sunlightfinancial.com.